NUMBER

SHARES



INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

Windgate Acquisition Ltd.

AUTHORIZED TO ISSUE 120,000,000 SHARES

100,000,000 COMMON SHARES
PAR VALUE $.0001

20,000,000 PREFERRED SHARES
PAR VALUE $.0001

SPECIMEN

This Certifies that ______________________ *is the owner of*

______________________ *fully paid and non-assessable Shares*

of the Common Shares of Windgate Acquisition Ltd.

transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this ____________ day of ____________ A.D. ____

____
PRESIDENT